Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Ciglarette, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC on June 22, 2010 (the “Registration Statement”), of our report dated April 21, 2010, relating to the balance sheet of Ciglarette, Inc. as of February 28, 2010, and the related statements of operations, stockholders’ equity, and cash flows for the period from December 23, 2009 (inception) through February 28, 2010 appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC